Exhibit 5.01

JMS Law Group, PLLC

March 12, 2013

Empire Global Gaming, Inc.
Attn:  Nicholas Sorge, Sr.
555 Woodside Avenue
Bellport, New York 11713

Re:           Registration Statement on Form S-8

Dear Mr. Sorge:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 7, 2013 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 6,000,000 shares of Empire Global Gaming, Inc. (the “Company”), par value $0.001 per share (the “Shares”), issuable pursuant to certain consulting agreements of the Company (the “Agreements”).  We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.  We have assumed, without independent investigation,  the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.  We have relied as to certain factual matters on information obtained from officers of the Company, and other sources believed by us to be responsible. We are admitted to practice only in the State of New York and the federal laws of the United States of America.  We express no opinion and make no representation with respect to any other laws or the law of any other jurisdiction.

Based upon the foregoing, and in reliance thereon we are of the opinion that, when the terms of the issuance and sale of the Shares have been duly established in conformity with the Agreements, the Shares, when duly issued and paid for as contemplated in the applicable Agreements, and assuming compliance with the Act, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other document or agreement involved with the issuance of the Shares. We assume no obligation to advise you of facts, circumstances, events or developments which may hereafter be brought to our attention and which may alter, affect, or modify the opinions expressed herein.

Very truly yours,

/s/
JMS Law Group, PLLC